Exhibit 99.1

MOTIV POWER SYSTEMS, INC.

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2023 and 2024

MOTIV POWER SYSTEMS, INC.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of

Motiv Power Systems, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Motiv Power Systems, Inc. (the “Company”) as of December 31, 2024, the related consolidated statements of operations, stockholders’ deficit and cash flows for the year ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the year ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Explanatory Paragraph – Correction of an Error

As discussed in Note 2 to the financial statements, the Company has restated the financial statements for the year ended December 31, 2024 to correct the calculation of weighted average shares outstanding used in computing loss per share. The error resulted from the omission of shares issued upon the conversion of preferred stock and the subsequent 10-for-1 reverse stock split effected on June 14, 2024. The restatement affects only per-share data (weighted average shares outstanding and loss per share) as the reported amounts of net loss and other financial statement line items are unchanged.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

We have served as the Company’s auditor since 2018 (such date takes into account the acquisition of the attest business of Marcum LLP by CBIZ CPAs P.C. effective November 1, 2024).

/s/ CBIZ CPAs P.C.

CBIZ CPAs P.C.

Costa Mesa, CA
August 29, 2025, except for the effects of the restatement discussed in Note 2, as to which the date is February 24, 2026

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Motiv Power Systems, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Motiv Power Systems, Inc. (the “Company”) as of December 31, 2023, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year ended December 31, 2023 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2023, and the consolidated results of its operations and its cash flows for the year ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor from 2018 to 2024

Costa Mesa, CA
October 17, 2024

MOTIV POWER SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2023 AND 2024

	2023	2024
Assets
Current assets:
Cash	$4,257,567	$6,629,092
Accounts receivable	5,105,871	3,590,175
Inventory	18,177,557	21,402,839
Other current assets	2,013,095	2,553,008
Total current assets	29,554,090	34,175,114
Property and equipment, net of accumulated depreciation of $2,928,533 and $3,686,552 at December 31, 2023 and 2024, respectively	2,748,021	2,039,794
Intangible assets, net of accumulated amortization of $129,696 and $188,316 at December 31, 2023 and 2024, respectively	139,130	80,510
Right of use asset	899,856	973,715
Other assets	142,893	139,000
Total assets	$33,483,990	$37,408,133

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$3,085,408	$2,072,602
Accrued liabilities	6,747,535	4,800,490
Contract liability	639,287	793,744
Current portion of operating lease liabilities	620,439	888,171
Convertible debt - related party	61,281,289	-
Senior Secured Promissory Note – related party	15,000,000	68,363,398
Total current liabilities	87,373,958	76,918,405
Other long-term liabilities	1,371,871	1,223,889
Long term portion of operating lease liabilities	375,348	85,544
Total long-term liabilities	1,747,219	1,309,433
Total liabilities	89,121,177	78,227,838

Commitments and contingencies (Note 10)	-	-

Stockholders’ equity (deficit):
Series A convertible preferred stock – 44,866,071 shares authorized; nil and 44,866,071 shares issued and outstanding as of December 31, 2023 and 2024, respectively	-	44,866
Series C-3 convertible preferred stock – 21,410,000 shares authorized; 18,060,201 and nil shares issued and outstanding as of December 31, 2023 and 2024, respectively	18,060	-
Series C-2 convertible preferred stock – 4,771,156 shares authorized; 4,771,156 and nil shares issued and outstanding as of December 31, 2023 and 2024, respectively	4,771	-
Series C-1 convertible preferred stock – 2,861,739 shares authorized; 2,861,739 and nil shares issued and outstanding as of December 31, 2023 and 2024, respectively	2,862	-
Series B convertible preferred stock – 13,000,000 shares authorized; 13,000,000 and nil shares issued and outstanding as of December 31, 2023 and 2024, respectively	13,000	-
Series A-2 convertible preferred stock – 37,482,042 shares authorized; 37,482,042 and nil shares issued and outstanding as of December 31, 2023 and 2024, respectively	37,482	-
Series A-1 convertible preferred stock – 9,187,014 shares authorized; 9,187,014 and nil shares issued and outstanding as of December 31, 2023 and 2024, respectively	9,187	-
Common stock – par value $0.001 per share; 175,000,000 and 82,520,000 shares authorized, 776,106 and 9,328,417 shares issued and outstanding as of December 31, 2023 and 2024, respectively	776	9,328
Additional paid-in capital	147,625,157	214,062,633
Accumulated deficit	(203,348,482)	(254,936,532)
Total stockholders’ equity (deficit)	(55,637,187)	(40,819,705)
Total liabilities and stockholders’ equity (deficit)	$33,483,990	$37,408,133

The accompanying notes are an integral part of these consolidated financial statements

MOTIV POWER SYSTEMS, INC.

CONSOLIDATED RESTATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2024

	2023	2024

Revenues	$16,884,755	$7,043,926

Cost of revenues	29,479,702	13,189,596

Gross profit (loss)	(12,594,947)	(6,145,670)

Operating expenses:
Product development	13,508,316	12,891,431
Sales and marketing	7,031,045	6,589,406
General and administrative	9,470,324	9,457,559
Impairment loss on discontinued product line investment	-	6,246,181
Total operating expenses	30,009,685	35,184,577

Operating loss	(42,604,632)	(41,330,247)

Other income (expense):
Interest expense - related parties	(4,162,428)	(10,246,041)
Amortization of debt issuance costs – warrants	(719,097)	-
Amortization of debt issuance costs – cash portion	(172,623)	(14,281)
Employee retention credit	762,093	-
Other income (expense), net	56,793	3,319
Total other income (expense), net	(4,235,262)	(10,257,003)

Loss before provision for income taxes	(46,839,894)	(51,587,250)

Income tax provision	(800)	(800)

Net loss	(46,840,694)	(51,588,050)

Undeclared dividend on Series C-3, C-2, C-1, B, A-2, and A-1 preferred shares	(10,556,724)	-
Net loss attributable to common stockholders	$(57,397,418)	$(51,588,050)

Net loss per share attributable to common stockholders, basic and diluted (Note 11)	$(74.1)	$(9.4)

Weighted average number of shares used in calculating basic and diluted net loss per share	775,045	5,468,097

The accompanying notes are an integral part of these consolidated financial statements

MOTIV POWER SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2024

	Series C-3		Series C-2		Series C-1		Series B		Series A-2		Series A-1
	Convertible		Convertible		Convertible		Convertible		Convertible		Convertible		Series A				Additional		Total
	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity (Deficit)
Balance, January 1, 2023	18,060,201	$18,060	4,771,156	$4,771	2,861,739	$2,862	13,000,000	$13,000	37,482,042	$37,482	9,187,014	$9,187	-	-	773,824	$774	$146,771,562	$(156,507,788)	$(9,650,090)
Stock-based compensation	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	$846,291	-	$846,291
Exercise of stock options	-	-	-	-	-	-	-	-	-	-	-	-	-	-	2,282	$2	$7,304	-	$7,306
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	$(46,840,694)	(46,840,694)
Balance, December 31, 2023	18,060,201	$18,060	4,771,156	$4,771	2,861,739	$2,862	13,000,000	$13,000	37,482,042	$37,482	9,187,014	$9,187	-	-	776,106	$776	$147,625,157	$(203,348,482)	$(55,637,187)

Conversion of series A, B and C preferred stock to common stock	(18,060,201)	$(18,060)	(4,771,156)	$(4,771)	(2,861,739)	$(2,862)	(13,000,000)	$(13,000)	(37,482,042)	$(37,482)	(9,187,014)	$(9,187)	-	-	8,536,215	$8,536	$76,826	-	-
Conversion of convertible note to Series A preferred stock	-	-	-	-	-	-	-	-	-	-	-	-	44,642,857	$44,643	-	-	$49,955,357	-	$50,000,000
Debt Extinguishment	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	$15,562,394	-	$15,562,394
Issuance of preferred stock for cash	-	-	-	-	-	-	-	-	-	-	-	-	223,214	$223	-	-	$249,777	-	$250,000
Stock-based compensation	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	$554,576	-	$554,576
Exercise of stock options	-	-	-	-	-	-	-	-	-	-	-	-	-	-	16,096	$16	$38,546	-	$38,562
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	$(51,588,050)	$(51,588,050)

Balance, December 31, 2024	0	$0	0	$0	0	$0	0	$0	0	$0	0	$0	44,866,071	$44,866	9,328,417	$9,328	$214,062,633	$(254,936,532)	$(40,819,705)

*	The Company effected a 10-for-1 reverse stock split for each share of Common Stock outstanding.

The accompanying notes are an integral part of these consolidated financial statements

MOTIV POWER SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2024

	2023	2024
Cash flows from operating activities:
Net loss	$(46,840,694)	$(51,588,050)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	775,666	758,018
Amortization	43,415	58,620
Amortization of debt issuance cost – warrants	719,097	-
Amortization of debt issuance cost – cash	172,623	14,281
Amortization of right of use asset	464,255	579,012
Excess & obsolete inventory	2,335,123	1,609,174
Impairment loss on discontinued product line investment	-	6,246,181
Warranty provision	3,780,301	1,639,031
Stock-based compensation	846,291	554,576
Changes in operating assets and liabilities:
Accounts receivable	(1,293,756)	1,515,696
Inventory	(2,581,831)	(5,037,181)
Other current assets and other assets	(350,900)	(644,019)
Accounts payable	(152,882)	(1,012,806)
Accrued liabilities and other long-term liabilities	1,536,967	7,881,993
Operating lease liability	(527,146)	(674,941)
Deferred revenue	266,748	(53,352)
Net cash used in operating activities	(40,806,723)	(38,153,767)

Cash flows from investing activities:
Purchase of property and equipment	(1,278,546)	(4,760,832)
Purchase of intangible assets	(126,863)	-
Net cash used in investing activities	(1,405,409)	(4,760,832)

Cash flows from financing activities:
Repayments on secured promissory note- related party	(9,649,694)	-
Proceeds from convertible debt – related party	35,000,000	-
Proceeds from short term senior secured promissory notes – related party	15,000,000	45,000,000
Payments for capital lease obligation	(11,575)	(2,438)
Proceeds from preferred stock issuance	-	250,000
Proceeds from exercise of stock options	7,327	38,562
Net cash provided by financing activities	40,346,058	45,286,124

Increase (decrease) in cash and cash equivalents	(1,866,074)	2,371,525
Cash, beginning of the year	6,123,641	4,257,567
Cash, end of the year	$4,257,567	$6,629,092

Supplemental disclosures of cash flow information:
Cash paid for interest	$705,143	$-
Cash paid for income taxes	$800	$800

Non cash financing activities:
ROU assets exchanged for lease liabilities	$-	$652,871
Conversion of convertible debt & accrued interest to preferred stock	$-	$65,562,394
Reclassification of accrued interest to convertible debt – related party	$1,281,289	$-

The accompanying notes are an integral part of these consolidated financial statements

NOTE 1 – FORMATION AND BUSINESS OF THE COMPANY

The accompanying consolidated financial statements include the accounts of Motiv Power Systems, Inc., and MOTIVPS Holdings Canada Ltd. (collectively, the “Company,” “management,” “we,” “us”).

Motiv Power Systems, Inc. (“Parent”) was originally formed and incorporated on July 9, 2010 in the state of California. The Parent was reincorporated on June 3, 2014 in the State of Delaware. The Parent primarily sells electrified chassis and accessories to customers for installation on medium duty transport vehicles such as delivery vehicles, buses and other electric transport vehicles. The Parent’s headquarters are located in Foster City, California.

On October 7, 2021, MOTIVPS Holdings Canada Ltd. was incorporated in Vancouver, BC Canada. The Company relocated one of its employees to Vancouver, BC to work remotely from his home in Vancouver, BC and on May 01, 2024 Company hired a second employee in Quebec, QC to provide “technical training” and “driver training” services in Canada to one of its customers. Besides this the Company does not have a physical presence in Canada.

The consolidated financial statements reflect the accounts and operations of the Parent and entities in which the Parent has a controlling financial interest. All significant intercompany accounts and transactions have been eliminated in consolidation.

Certain prior year amounts have been reclassified to conform to current year presentation.

Liquidity, Capital Resources and Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business.

The Company’s financial statements do not reflect any adjustments related to the recoverability and reclassification of assets and liabilities that might be necessary if the Company is unable to continue as a going concern. Since inception, the Company has incurred losses and negative cash flows from operations. For the year ended December 31, 2024, the Company incurred a net loss of $51.6 million, and used $38.2 million of cash in operations. The Company anticipates that operating losses will increase in the future due to increased headcount and other costs necessary to develop and release our next generation technology, to increase our manufacturing capacity to accommodate increased demand for our product and to gain market share in a highly competitive environment. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued. Funding for the business to date has come primarily through the issuance of equity to related parties, convertible promissory notes to related parties and secured promissory notes. As of December 31, 2024, the Company had cash of $6.6 million and an accumulated deficit of $254.9 million.

Although the Company’s objective is to increase its revenues from the sales of its products and to decrease its cost of goods sold per product within the next few years sufficient to generate positive operating and cash flow levels, there can be no assurance that the Company will be successful in this regard. The Company will also need to continue to raise capital in order to fund its operations. There can be no assurance that, in the event that the Company requires additional financing, such financing will be available on terms which are favorable to the Company, or at all. If the Company is unable to raise additional funding to meet its working capital needs in the future, it will be forced to delay or reduce the scope of its operations and/or limit or cease its operations. As a result of the above, substantial doubt exists about the Company’s ability to continue as a going concern within one year after the financial statements are available to be issued.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include all adjustments necessary for the fair presentation of the Company’s financial position for the periods presented.

Use of Estimates

The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant accounting estimates and management judgments reflected in the financial statements include items such as accounts receivable valuation and allowances, warranty reserve and valuation of inventory. Estimates are based on historical experience, where applicable, and other assumptions believed to be reasonable by management. Actual results may differ from those estimates under different assumptions or conditions.

Concentration of Credit Risk, Other Risks and Uncertainties

Financial instruments that potentially subject the Company to a concentration of credit risk primarily consist of cash and accounts receivable. The Company’s cash is held by one U.S. financial institution in excess of federally insured limits. The Company has not experienced any losses on its deposits of cash.

The Company’s future results of operations involve a number of risks and uncertainties. Factors that could affect the Company’s future operating results and cause actual results to vary materially from expectations include, but are not limited to, uncertainty of market acceptance of the Company’s products, competition from substitute products and larger companies, securing and protecting proprietary technology, strategic relationships and dependence on key individuals and sole source suppliers. The Company’s operations are subject to new laws, regulation and compliance. Significant changes to regulations governing the way the Company derives revenues could impact the Company negatively. Technological advancements and updates as well as maintaining compliance standards are required to maintain the Company’s operations. The Company expects to incur substantial operating losses for the next several years and will need to obtain additional financing in order to continue launching and commercializing its products. There can be no assurance that such financing will be available or will be at terms acceptable by the Company.

The Company derived 67% of its revenue from two customers for the year ended December 31, 2023 and 69% of its revenue from two customers for the year ended December 31, 2024. The Company had two customers that accounted for approximately 87% of accounts receivable as of December 31, 2023 and one customer that accounted for approximately 93% of accounts receivable as of December 31, 2024. The loss of these customers would have a significant impact on the Company’s operations.

The Company has reliance on specific suppliers for some key components in its products and so the loss or curtailment of those suppliers would have a significant impact on the Company’s operations in the short term. For the years ended December 31, 2023 and 2024, the Company had one and two suppliers that accounted for approximately 13% and 30%, respectively, of the total procurement. For the years ended December 31, 2023 and 2024, the Company had two vendors that accounted for 27% and 35%, respectively, of the total accounts payable.

Fair Value Measurements

The Company’s financial instruments consist primarily of cash and accounts receivable during 2024 and also included accounts payable, convertible debt to a related party and secured promissory notes as of December 31, 2024. The carrying amounts of such financial instruments approximate their respective estimated fair value due to the short-term maturities and approximate market interest rates of these instruments.

Cash

The Company’s cash consists of cash maintained in checking and interest-bearing accounts. The Company held no cash equivalents as of December 31, 2023 and 2024.

Accounts Receivable

Accounts receivable is reported at invoice value less estimated allowances for returns and doubtful accounts. The Company continually monitors customer payments and maintains an allowance for estimated losses resulting from customers’ inability to make required payments and represents the amount management expects to collect from outstanding balances. In evaluating the Company’s ability to collect outstanding receivable balances, the Company considers various factors including the age of the balance, the creditworthiness of the customer, which is assessed based on ongoing credit evaluations and payment history, and the customer’s current financial condition. In cases where there are circumstances that may impair the Company’s ability to collect its receivable, an allowance is recorded against amounts due, which reduces the net recognized receivable to the amount reasonably believed to be collectible. Taking into consideration the foregoing items, the no allowance for credit losses was recorded as of December 31, 2023 or 2024. Historical returns of products have been insignificant and accordingly no allowance for returns was recorded as of December 31, 2023 and 2024.

Inventory

Inventory is stated at the lower of cost or net realizable value and consists of electrified chassis, batteries and electronic component parts. Cost is determined using the standard cost method which approximates actual cost using the first-in, first-out basis. The Company evaluates inventory for excess and obsolete items, based on management’s assessment of future demand for older product lines, market conditions and technological obsolescence of its products. The Company recorded a charge of $2,335,123 and $1,609,174 to cost of sales to reduce its inventory to net realizable value in the years ended December 31, 2023 and 2024, respectively.

Lease Accounting

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize leases on their balance sheet and disclose key information about leasing arrangements. Topic 842 was subsequently amended by ASU No. 2018-01, Land Easement Practical Expedient for Transition to Topic 842; ASU No. 2018-10, Codification Improvements to Topic 842, Leases; and ASU No. 2018-11, Targeted Improvements. The new standard establishes a right-of-use (“ROU”) model that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement.

The Company adopted ASC 842 as of January 1, 2022 using the optional transition method to apply the standard as of the effective date. The new standard also provides practical expedients for an entity’s ongoing accounting as a lessee. The Company elected to utilize the practical expedient to not separate lease and non-lease components for all its existing leases. The Company has also elected not to present short-term leases on the consolidated balance sheet as these leases have a lease term of 12 months or less at lease inception and do not contain purchase options or renewal terms that the Company is reasonably certain to exercise. All other lease assets and lease liabilities are recognized based on the present value of lease payments over the lease term at commencement date. Because most of the Company’s leases do not provide an implicit rate of return, it used its incremental borrowing rate based on the information available at adoption date in determining the present value of lease payments.

Long-Lived Assets

Long-lived assets are recorded at cost less accumulated depreciation and amortization. When long-lived assets are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation and amortization is provided over the estimated useful lives of the related assets using the straight-line method. Assets recorded under leasehold improvements are amortized using the straight-line method over the lesser of their useful lives or the related lease term.

The estimated useful lives for significant long-lived assets categories are as follows:

Leasehold improvements and vehicles	5 years
Office furniture and equipment	3 to 5 years
Furniture & fixtures	5 years
Intangible assets	3 years

Debt and Embedded Derivatives

The Company applies the accounting standards for derivatives and for distinguishing liabilities from equity when accounting for hybrid contracts. The Company accounts for convertible debt instruments when the Company has determined that the embedded conversion options should not be bifurcated from their host instruments in accordance with ASC 470-20 Debt with Conversion and Other Options.

Convertible Preferred Stock

The Company recorded convertible preferred stock at fair value on the dates of issuance, net of issuance costs.

Revenue Recognition

The Company adopted Accounting Standard Codification 606, Revenue from Contracts with Customers (ASC 606) as of January 1, 2021 using the modified retrospective method. Adoption of ASC 606 did not have a significant impact on the Company's financial statements. ASC 606 requires the Company to recognize revenue upon the transfer of goods or services to a customer at an amount that reflects the consideration it expects to be entitled to receive in exchange for those goods or services. It requires that the Company identify the contract, identify the performance obligations required by the contract, measure the transaction price of the contract, allocate the transaction price among performance obligations, and recognize revenue in a way that reflects the transfer of control of the goods or services it provides to the customer.

The Company has two primary revenue streams: revenue from sales to customers and consulting services. Below is a summary of the revenue recognized under these two streams in 2023 and 2024:

	Year Ended December 31,
	2023	2024
Revenue stream
Revenue from sales to customers
Delivery of product – recognized at a point in time	$16,783,832	$6,975,913
Consulting services – recognized over time	100,923	68,013
Total revenue	$16,884,755	$7,043,926

In most cases, the Company’s sales orders from customers are readily identifiable and consist of a single performance obligation to provide product to customers. The Company typically recognizes revenue related to delivery of product at a point in time when goods are shipped from the upfitter (subcontractor that performs assembly services for the Company) to the bodybuilder (vendor that performs services for the customer), because this is typically when the customer assumes the risk of loss. In certain transactions, the Company takes on the responsibility to deliver a complete vehicle to a customer, versus just an electrified chassis. In these cases, revenue is recognized when the complete vehicle is delivered to the customer after the body build is complete. The Company recognizes revenue related to consulting services over time as the services are provided. The Company had no significant partially satisfied performance obligations related to contracts with customers as of December 31, 2023 or 2024.

Cost of Revenues

Cost of revenues includes the cost of labor, materials and overhead incurred in the manufacture, assembly and installation of products and servicing of customers, including warranty costs.

Product Development

The Company incurs product development costs during the process of developing electrified vehicles. Our product development costs consist primarily of labor, outside engineering costs and related materials and other expenses used in technological research and building prototypes.

The Company (Motiv Power Systems, Inc. “Motiv”) made significant investments and purchase commitments to develop and launch its Argo Class 6 Cab made of composite resin materials on an electrified chassis. The primary purpose of this investment was to go after the significantly larger markets for Class 6 box trucks, which the current Motiv models (EPIC4 and Class 5/6 step vans) cannot address due to the significantly higher payloads. The project was begun in Q4 2023 and a prototype was built in early 2024 for a marketing launch. It was subsequently determined during 2024, that the project as designed and developed was no longer technologically feasible and all Argo related investments of $6.2 million as of December, 31 2024 were written down to zero as there is no alternative use for the inventory or fixed assets and all non-cancelable purchase commitments were accrued as a liability as they are of no value to the company upon receipt.

Product Warranty

The Company typically provides a five year or 100,000-mile (whichever occurs first) warranty for high voltage traction batteries and a three year or 50,000-mile warranty for all other powertrain components. There is no contractual limit to the costs that the Company may incur in servicing these warranties. The Company records a warranty reserve for the estimated expense that may be incurred if its products require repair within the warranty period. Our warranty reserve as of December 31, 2023 and 2024 was approximately $3.3 million and $2.7 million, respectively, and is included in accrued liabilities and other long-term liabilities on the balance sheet (see Note 4 – Accrued liabilities and Other long-term liabilities). The expense relating to the warranty is included in cost of goods sold.

Stock-Based Compensation

The Company accounts for stock options issued to employees under ASC 718 Share-Based Payments. Under ASC 718, share-based compensation cost to employees is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense ratably on a straight-line basis over the requisite vesting period. The standard vesting period is 4-years, with a 1-year cliff. The fair value of each stock option or warrant award is estimated on the grant date.

The calculation of share-based compensation expense requires that the Company make assumptions and judgments about the variables used in the Black-Scholes model, including the expected term, expected volatility of the underlying common stock, risk-free interest rate and dividends are derived from 409A valuation.

The Company recognizes forfeitures as they occur rather than applying a prospective forfeiture rate in advance (see Note 8).

Income Taxes

The Company accounts for income taxes using the asset and liability method under ASC 740 Income Taxes (“ASC 740”). Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Deferred income tax assets are reviewed for recoverability, and valuation allowances are established when it is more likely than not that all or some portion of deferred income tax assets will not be realized to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any and the change during the period in deferred tax assets and liabilities.

ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position is recognized only if it is “more likely than not” that the position is sustainable upon examination by the relevant taxing authority based on its technical merit.

The Company is subject to tax in the United States (“U.S.”) and Canada and files tax returns in both countries. The Company is subject to Federal, state and local income tax examinations by tax authorities for all periods since inception due to generated net operating losses. The Company currently is not under examination by any tax authority.

Segment Reporting

Operating segments are identified as components of an enterprise about separate discrete financial information is available for evaluation by the chief operating decision maker, (“CODM”). The Company has identified its Chief Executive Officer as the CODM who is responsible for making decisions regarding resource allocation and assessing performance. The Company views its operations and manages its business as one operating segment. The Company’s long-lived assets consist primarily of property and equipment, net, which are all held in the United States.

Net Loss per Share of Common Stock

Basic net loss per common share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period, without consideration for potentially dilutive securities. Because the Company has reported a net loss for the periods presented, diluted net loss per common share is the same as basic net loss per common share for those periods.

Recently Issued Accounting Pronouncements

In December 2023, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), which will require the Company to disclose specified additional information in its income tax rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. ASU 2023-09 will also require the Company to disaggregate its income taxes paid disclosure by federal, state and foreign taxes, with further disaggregation required for significant individual jurisdictions.

The Company expects to adopt ASU 2023-09 in 2026 using a prospective transition method.

The Company has reviewed all other recently issued accounting pronouncements and concluded they were either not applicable or not expected to have a material impact on the Company’s consolidated financial statements.

Recently Adopted Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326) Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which requires an entity to utilize a new impairment model known as the current expected credit loss (“CECL”) model to estimate its lifetime “expected credit loss” and record an allowance that, when deducted from the amortized cost basis of the financial assets and certain other instruments, including but not limited to available-for-sale debt securities. Credit losses relating to available-for-sale debt securities will be recorded through an allowance for credit losses rather than as a direct write-down to the security. ASU 2016-13 requires a cumulative effect adjustment to the balance sheet as of the beginning of the first reporting period in which the guidance is effective. The Company adopted ASU 2016-13 as of January 1, 2023. Adoption of ASU 2016-13 did not have a material impact on the Company’s consolidated financial statements.

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which will require the Company to disclose segment expenses that are significant and regularly provided to the Company’s chief operating decision maker (“CODM”). In addition, ASU 2023-07 will require the Company to disclose the title and position of its CODM and how the CODM uses segment profit or loss information in assessing segment performance and deciding how to allocate resources. The Company recently adopted ASU 2023-07 in 2024 using a retrospective transition method.

Restatement

Subsequent to the issuance of the Company’s financial statements for the year ended December 31, 2024, management identified an error in the calculation of the weighted average number of shares outstanding on a basic and diluted basis, which also resulted in an error in the calculation of net los per share attributable to common stockholders on a basic and diluted basis. Specifically, 8.5 million common shares issued during 2024 were not properly weighted for the portion of the year outstanding.

The error resulted in an overstatement of basic and diluted loss per share for the year ended December 31, 2024. The error did not affect previously reported net income, total equity, cash flows, or total assets and liabilities.

Management evaluated the materiality of the error in accordance with ASC 250, Accounting Changes and Error Corrections, and concluded that the error was material to the previously issued financial statements for the year ended December 31, 2024. Accordingly, the accompanying financial statements have been Restated to correct the error.

The following tables present the effects of the Restatement on the Company’s previously reported Condensed Consolidated Unaudited Statement of Operations:

Year Ended December 31, 2024	As Previously Reported	Adjustment	As Restated

Net loss	$(51,588,050)	-	$(51,588,050)

Net loss per share attributable to common stockholders, basic and diluted (Note 11)	$(65.3)	$55.9	$(9.4)

Weighted average number of shares used in calculating basic and diluted net loss per share	789,702	4,678,395	5,468,097

NOTE 3 – FAIR VALUE MEASUREMENTS

The Company has adopted FASB Accounting Standards Codification (“ASC”) 820-10, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The standard provides a consistent definition of fair value which focuses on an exit price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1	Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2	Include other inputs that are directly or indirectly observable in the marketplace.

Level 3	Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability.

NOTE 4 – BALANCE SHEET ACCOUNTS

Details of the following balance sheet accounts are shown below:

	As of December 31,
	2023	2024
Other current assets
Prepaids	$413,444	$549,748
Vendor Deposits	1,599,651	1,981,978
Other	-	21,282
Total Other current assets	$2,013,095	$2,553,008

	As of December 31,
	2023	2024
Inventory
Raw material	$11,494,701	$14,088,941
Service Inventory	119,957	169,018
Work in process	638,859	885,478
Finished goods	5,924,040	6,259,402
Total inventory	$18,177,557	$21,402,839

	As of December 31,
	2023	2024
Long-lived assets, net
Leasehold improvements	$389,242	$389,242
Office equipment	938,352	984,789
Furniture	56,622	76,787
Vehicles	2,685,219	2,559,402
Machinery, equipment and tools	1,115,492	1,289,635
Project in progress	491,627	426,491
Total property and equipment, gross	5,676,554	5,726,346
Less: Accumulated depreciation	(2,928,533)	(3,686,552)
Total property and equipment, net	$2,748,021	$2,039,794

Depreciation expense for the years ended December 31, 2023 and 2024 was $775,666 and $758,018, respectively.

	As of December 31,
	2023	2024
Intangible assets, net
Software development costs	$268,826	$268,826
Less: Accumulated amortization	(129,696)	(188,316)
Total Intangible assets, net	$139,130	$80,510

Amortization expense for the years ended December 31, 2023 and 2024 was $43,415 and $58,620 respectively.

Below is an intangible assets amortization schedule

Year ending December 31:

2025	$48,794
2026	31,716
2027	-
2028	-
2029	-
Total minimum amortization payments	$80,510

	As of December 31,
	2023	2024
Accrued liabilities
Settlement liabilities, current	$492,768	$260,167
Warranty reserve, current	1,895,861	1,519,031
Accrued expenses	735,491	1,762,813
Accrued vacation	886,466	1,050,749
Accrued interest – convertible and promissory notes – related party	2,398,461	-
Other	338,488	207,730
Total accrued liabilities	$6,747,535	$4,800,490

	As of December 31,
	2023	2024
Other long-term liabilities
Warranty reserve, non-current	$1,364,010	$1,218,467
Capital leases, non-current	7,861	5,422
Total other long-term liabilities	$1,371,871	$1,223,889

The Company records a warranty reserve for the estimated expense and liability that may be incurred if its product is returned for repair within the warranty period. Details of the reserve roll-forward are shown in the following table:

	As of December 31,
	2023	2024
Warranty reserve
Beginning balance	$1,376,960	$3,259,872
Warranty provision for units placed into service during the year	3,780,301	1,639,031
Warranty expenditures	(1,897,390)	(2,161,405)
Ending balance	$3,259,871	$2,737,498

NOTE 5 – NOTES PAYABLE AND CONVERTIBLE DEBT

Notes Payable

On September 29, 2023, the Company executed an Amended and Restated Junior Secured Promissory Note (the "A&R Junior Note") with a related party preferred stockholder that provided for the issuance of up to $5,000,000 in loan advances with an interest rate of 20% per annum. The A&R Junior Note (now the A&R Senior Note as defined below) is secured by substantially all of the Company’s assets. The loan advances under the A&R Junior Note were provided in four advances: (i) $1,500,000 was issued on September 25, 2023, (ii) $1,500,000 was issued on September 29, 2023, (iii) $1,000,000 was issued on October 11, 2023, and (iv) $1,000,000 was issued on October 27, 2023. All calculations of interest are made on the basis of a 365-day year and are compounding monthly. On December 06, 2023, the A&R Junior Note was amended and restated as a Senior Secured Promissory Note (the “A&R Senior Note”) and to increase the loan advance amount and a fifth advance of $5,200,000 was issued on December 06, 2023, with an interest rate of 20% per annum. On December 27, 2023, the A&R Senior Note was again amended to increase the loan advance amount and a sixth advance of $4,800,000 was issued on December 27, 2023 with the same interest rate of 20% per annum.

On January 25, 2024, March 01, 2024, April 05, 2024, May 30, 2024, and July 29, 2024, the Company further amended and restated the A&R Senior Note to provide for additional $5,000,000 loan advances. On August 30, 2024 and November 22, 2024, the Company further amended and restated the A&R Senior Note to provide for additional $10,000,000 loan advances, with the same interest rate of 20% per annum, compounded monthly. Total aggregated principal and compounded interest balance of the A&R Senior Note at December, 31 2024 is $68,363,398. The A&R Senior Note is currently scheduled to mature on October 31, 2025 and is subject to acceleration and an additional 5% of interest if certain events of default occur.

Convertible Debt

On August 16, 2022, the Company issued a convertible promissory note to a related party preferred stockholder to finance its operations in the amount of $5,000,000 with an interest rate of 6% per annum. This note is one of a series of convertible promissory notes issued by the Company (collectively, the “August 2022 Bridge Notes”). Two other $5,000,000 notes were issued to the same related party on September 15, 2022 and October 18, 2022, for an aggregate principal amount of $15,000,000. On November 30, 2022, the August 2022 Bridge Notes were amended 1) to reduce the conversion price that would apply in the event of a qualified and non-qualified financing from 75% of the price at which the relevant shares are issued to 70%, 2) to increase the aggregated principal amount from $15,000,000 to $25,000,000 (the Company also issued an additional $10,000,000 convertible promissory note to the same related party on November 30, 2022 and December 21, 2022 with an interest rate of 4.1% and 4.55% respectively), and 3) to reduce the interest rate of August 2022 Bridge Notes issued on August 16, 2022, September 15, 2022 and October 18, 2022 from 6% to 4.1% per annum.

On January 25, 2023, the Company issued a convertible promissory note to a related party preferred stockholder to finance its operations in the amount of $5,000,000 with an interest rate of 4.5% per annum. This Note is one of a series of convertible promissory notes of the Company in the aggregate principal amount of up to $25,000,000 (the “Notes”) issued from time to time to accredited investors pursuant to that certain Note Purchase Agreement. The Company also issued an additional $10,000,000 convertible promissory note to the same related party on March 14, 2023 and April 21, 2023 with an interest rate of 4.5% and 4.86% respectively. On May 31, 2023, the “November 2022 Notes” were amended to increase the aggregated principal amount from $25,000,000 to $45,000,000, and the Company issued an additional $5,000,000 convertible promissory note with an interest rate of 4.30% per annum. Two other $5,000,000 notes were issued to the same related party on June 26, 2023 and July 27, 2023 with an interest rate of 4.8% per annum. On August 21, 2023, a second amendment were made to “November 2022 Notes” (i) all accrued and unpaid interest under such note as of (but not included) August, 21 2023 were automatically rolled into, and made part of, the “Principal Amount” of such note. (ii) The “Principal Amount” of such notes shall accrue interest at a rate of 9% per annum from August, 21 2023, and shall be compounded annually (iii) The “Maturity Date” of such note will be deemed to be the earlier (a) November 15, 2023 (b) the occurrence of an “Event of Default” and the Company issued a $5,000,000 convertible promissory note with an interest rate of 9% per annum. On November 15, 2023 & December 06, 2023 third and fourth amendments were made to “November 2022 Notes” to extend the “Maturity Date” of such note will be deemed to the earlier (a) December 15, 2023 (b) the occurrence of an “Event of Default” & (a) March 15, 2024 (b) the occurrence of an “Event of Default”.

On June 14, 2024, a qualified event occurred (the Series A preferred) and with the approval and consent of the Company’s majority shareholder and lender, $50 million of outstanding principal and interest under the Convertible Notes was converted (without discount) into 44,642,857 shares of Series A Preferred Stock at a conversion price of $1.12 per share. The Company determined that the conversion of related party debt into preferred stock was essentially a capital transaction and consequently $15,562,393 including the principal & compounded interest of debt extinguishment is treated as additional paid in capital.

NOTE 6 – CONVERTIBLE PREFERRED STOCK & WARRANTS

On June 14, 2024, the Company and certain holders of its Series A-1 and A-2 redeemable convertible preferred stock (“Series A”), Series B redeemable convertible preferred stock (“Series B”), and Series C-1, C-2, and C-3 redeemable convertible preferred stock (“Series C”) agreed to convert their securities into shares of the Company’s common stock, par value $0.001 per share (collectively, the “Equity Conversion”). Such conversions were accomplished pursuant to a stockholder resolution approving the Equity Conversion. Shares of Series A, Series B, and Series C preferred stock were converted based on conversion rates of 1 share of common stock (pre-split) per one share of Series A, Series B, and Series C preferred stock, respectively. All outstanding shares of Series A (46,669,056 shares), Series B (13,000,000 shares), and Series C (25,693,095 shares) preferred stock were converted and a total of 85,362,151 shares of common stock (pre-split) were issued in connection with the Equity Conversion.

Following the Equity Conversion, and upon effectiveness of the Restated Certificate, the Company effected a 10-for-1 reverse stock split for each share of Common Stock outstanding immediately following the Equity Conversion (the “Reverse Stock Split”);

On October 4, 2024, the Company issued 223,214 shares of Series A Preferred Stock at a conversion price of $1.12 per share to an existing common stock holder.

Convertible preferred stock was as follows:

	As of 31-Dec-23
	Shares Authorized	Shares Issued and Outstanding	Amount Raised	Aggregate Liquidation Preference	Aggregate Arrearages in Cumulative Preferred Dividends (Included in Aggregate Liquidation Preference)	Per Share Arrearages in Cumulative Preferred Dividends
Series A-1	9,187,014	918,701	$9,187,014	$11,920,151	$2,733,137	$2.98
Series A-2	37,482,042	3,748,204	$37,482,042	$50,225,936	$12,743,894	$3.40
Series B	13,000,000	1,300,000	$13,000,000	$24,472,500	$4,972,500	$3.83
Series C-1 preferred	2,861,739	286,174	$6,410,301	$9,294,936	$1,282,060	$4.48
Series C-2 preferred	4,771,156	477,116	$11,403,068	$16,534,449	$2,280,614	$4.78
Series C-3 preferred	21,410,000	1,806,020	$54,000,000	$75,610,553	$8,110,553	$4.49
Total	88,711,951	8,536,215	$131,482,425	$188,058,525	$32,122,758	$3.76

	As of 31-Dec-24
	Shares Authorized	Shares Issued and Outstanding	Amount Raised	Aggregate Liquidation Preference	Aggregate Arrearages in Cumulative Preferred Dividends (Included in Aggregate Liquidation Preference)	Per Share Arrearages in Cumulative Preferred Dividends
Series A preferred	44,866,071	44,866,071	$50,250,000	$50,250,000	$-	$-
Total	44,866,071	44,866,071	$50,250,000	$50,250,000	$-	$-

Voting

The holder of each share of preferred stock is entitled to one vote for each share of common stock into which such preferred stock could then be converted and, with respect to such vote, such holder has full voting rights and powers equal to the voting rights and powers of the holders of common stock and is entitled to notice of any stockholders’ meeting in accordance with the Company’s bylaws. The holders of shares of Series A preferred stock & common stock are entitled to elect three of the Company’s directors each. In addition, one independent director is designated by mutual agreement of the other members of the Board. The Company has a total of seven director positions.

Conversion

Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the applicable Original Issue Price by the applicable Conversion Price in effect at the time of conversion.

The “Conversion Price” of the Series A Preferred Stock shall initially be equal to the Original Issue Price. The applicable Conversion Price, and the rate at which shares of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment.

The conversion price of the convertible preferred stock was initially set at an amount equal to the issue price. The preferred stock conversion price is subject to adjustment for stock dividends, stock splits, recapitalization and upon the occurrence of certain triggering events related to anti-dilution protection rights. In the event that a future preferred stock financing should occur at a price lower than the last preferred financing round, the conversion ratios of the existing preferred stock are changed to protect the ownership position of existing investors. See note 11 for the number of common shares into which each class of preferred share may be converted.

Redemption

The Company must redeem its Series A preferred stock in the case of a deemed liquidation event which includes (a) a merger or consolidation in which: (i) the Company is a constituent party, or (ii) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation; except any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (b) (i) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all of the assets of the Company and its subsidiaries taken as a whole, or (ii) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company. However, in such an event all classes of shareholders would be entitled to receive the same type of consideration. Consequently, Series A preferred is classified as permanent equity on the Company’s balance sheet. The amount to be paid upon redemption is shown as the aggregation liquidation preference in the tables above. There are currently no dividends declared on Series A preferred shares.

Please see Note 5 & 6 – Recapitalization and Conversion of Related Party Convertible Debt Securities

NOTE 7 – COMMON STOCK

The holders of the Company’s common stock are entitled to one vote for each share held at all meetings of stockholders. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when and if declared by the board of directors, subject to the prior rights of holders of all classes of preferred stock outstanding. The Company has never declared any dividends on common stock.

On June 14, 2024 following the Equity Conversion, and upon effectiveness of the Restated Certificate, the Company effected a 10-for-1 reverse stock split for each share of Common Stock outstanding immediately following the Equity Conversion (the “Reverse Stock Split”); The effect of this stock split has been retrospectively reflected throughout the financial statements and related notes.

NOTE 8 – STOCK BASED COMPENSATION

The Company adopted a Stock Plan in 2010 and an equity incentive plan in 2020, which provide for the grant of equity awards to its employees, outside directors and consultants, including stock options, rights to purchase restricted stock units to purchase shares of our common stock up to 38,189,962 shares of our common stock may be issued pursuant to awards granted under the Stock Plan. The Stock Plan is administered by the Company’s Board of Directors and expires ten years after adoption, unless terminated earlier or extended by the Board. Options may be granted at an exercise price per share of not less than 100% of the fair value at the date of grant. If an incentive stock option is granted to a stockholder holding 10% of the Company’s outstanding capitalization, then the purchase or exercise price per share must not be less than 110% of the fair market value per share of common stock on the grant date. Options granted are exercisable over a maximum term of 10 years from the date of grant and generally vest over a period of four years. Upon exercise, the Company issues common stock from its authorized shares.

On June 14, 2024 The Company’s 2020 Equity Incentive Plan was amended to increase the maximum number of shares of Common Stock that may be issued or subject to stock options issued under the Plan to a new aggregate total of 20,486,031 shares of Common Stock (which 18,323,996 shares of Common Stock of the unallocated portion of the Plan represented approximately 24.5% of the fully diluted post-closing capitalization of the Company as of immediately after giving effect to the Recapitalization).

The following table summarizes the activity in the Company’s Stock Option Plan for the years ended December 31, 2023 and 2024:

	Options Outstanding
	Number of Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Balances, January 1, 2023	2,976,283	$0.69	7.6	$1,158,547	(A)
Options granted	136,812	$0.73
Options exercised	(2,282)	$0.32
Options cancelled and/or forfeited	(553,172)	$2.29
Options expired	(182,467)	$1.14
Balances, December 31, 2023	2,375,174	$0.29	6.3	$1,151,335	(B)
Options granted	24,591,242	$0.06
Options exercised	(16,096)	$2.34
Options cancelled and/or forfeited	(7,560,826)	$0.72
Options expired	(182,546)	$4.32
Balances, December 31, 2024	19,206,948	$0.11	9.4	$956,455	(C)

Options exercisable as of December 31, 2023	1,797,816	$0.25	6.1	$913,130	(B)
Options expected to vest after December 31, 2023	577,358	$0.40	7.1	$238,205	(B)

Options exercisable as of December 31, 2024	4,242,066	$0.12	8.2	$720,291	(C)
Options expected to vest after December 31, 2024	14,964,882	$0.10	9.7	$2,540,997	(C)

(A) = 2022 aggregate intrinsic value = $0.73 - exercise price x no. of shares
(B) = 2023 aggregate intrinsic value = $0.73 - exercise price x no. of shares
(C) = 2024 aggregate intrinsic value = $0.06 - exercise price x no. of shares

Stock options granted to employees, outside consultants and non-employees from the Company’s Stock Plan generally have a four-year vesting period and expire in ten years. The total fair value of options granted for the years ended December 31, 2023 and 2024, was approximately $998,729 or $0.73 per share and $1,475,475 or $0.06 per share, respectively.

The stock options were valued using the Black-Scholes option valuation model which requires the use of highly subjective assumptions to determine the fair value of stock-based awards. The assumptions used in the Company’s option-pricing model represent management’s best estimates. These estimates are complex, involve a number of variables, uncertainties and assumptions and the application of management’s judgment. If factors change and different assumptions are used, the Company’s stock-based compensation expense could be materially different in the future. The assumptions and estimates that the Company used in the Black-Scholes model are as follows:

	Year Ended December 31,
	2023	2024
Expected term (years)	5.52 – 6.08	5.27 – 6.08
Risk free interest rate	2.8%	4.67%
Expected volatility	75%	70%
Annual dividend yield	0%	0%

Fair Value of Common Stock. The estimated fair value of the common stock underlying the Company’s stock options was determined at each grant date. All options to purchase shares of our common stock are intended to be exercisable at a price per share not less than the per-share fair value of the Company’s common stock underlying those options on the date of grant. In the absence of a public trading market for our common stock, on each grant date, we develop an estimate of the fair value of our common stock based on the information known to the Company on the date of grant, upon a review of any recent events and their potential impact on the estimated fair value per share of the common stock and in part on input from an independent third-party valuation. Accordingly, the fair value of common stock used for grants was $0.73 and $0.06 per share for grants in 2023 and 2024, respectively.

Risk-Free Interest Rate. The risk-free interest rate assumption for options granted is based upon observed interest rates on the United States government securities appropriate for the expected term of the Company’s employee stock options.

Expected Term. The expected term represents the period that the Company’s stock-based awards are expected to be outstanding. Because of the limitations on the sale or transfer of the Company’s common stock as a privately held company, the Company does not believe its historical exercise pattern is indicative of the pattern it will experience as a publicly traded company. The Company has consequently used the Staff Accounting Bulletin 110, or SAB 110, simplified method to calculate the expected term, which is the average of the contractual term and vesting period. The Company plans to continue to use the SAB 110 simplified method until it has sufficient trading history as a publicly traded company.

Volatility. The Company determined the expected volatility assumption for options granted using the historical volatility of comparable public company’s common stock. The Company will continue to monitor peer companies and other relevant factors used to measure expected volatility for future stock option grants, until such time that the Company’s common stock has enough market history to use historical volatility.

Dividend Yield. The dividend yield assumption for options granted is based on the Company’s history and expectation of dividend payouts. The Company has never declared or paid any cash dividends on its common stock, and the Company does not anticipate paying any cash dividends in the foreseeable future, and therefore has used an expected dividend yield of zero.

Total stock-based compensation expense for employees and non-employees recognized in the statements of operations was as follows:

	Year Ended December 31,
	2023	2024
Cost of revenue	$27,075	$32,295
General and administrative	555,171	310,782
Sales and marketing	112,683	37,394
Product development	151,361	174,105
Total stock-based compensation expense	$846,290	$554,576

As of December 31, 2024, the remaining unrecognized stock-based compensation cost relating to nonvested stock options without performance conditions granted to the Company’s employees and consultants was approximately $1,178,242, which will be recognized over the remaining average vesting period of approximately 3 years.

NOTE 9 – INCOME TAXES

Net loss before income tax provision for the years ended December 31, 2023 and 2024 of $46.8 million and $51.6 million respectively, is attributable to the United States and Canada.

The following table presents the current and deferred tax provision for federal and state income taxes for the years ended December 31:

	Year Ended December 31,
	2023	2024
Current:
Federal	$-	$-
State	800	800
Foreign	-	-
Total current	800	800
Deferred:
Federal	-	-
State	-	-
Foreign	-	-
Total deferred	-	-
Total provision	$800	$800

The following is a reconciliation of the provision for income taxes at the statutory federal income tax rate compared to the Company's provision for income taxes for the years ended December 31:

	Year Ended December 31,
	2023	2024
Statutory federal income tax rate	$(9,836,376)	$(10,833,323)
State income taxes, net of federal tax benefits	(2,827,517)	(2,895,476)
Foreign income taxes	(26,036)	(40,688)
Valuation allowance	11,217,820	11,545,302
Stock based compensation	80,006	82,879
Non-deductible interest	649,803	2,151,669
Non-deductible expenses	16,849	19,521
Warrant expense	151,010	-
Foreign rate differential	36,450	56,963
ERC refund	160,039	-
Other	378,752	(86,047)
Tax provision	$800	$800

The components of our deferred tax assets (liabilities) for federal, state, and foreign income taxes consisted of the following as of December 31:

	Year Ended December 31,
	2023	2024
Net operating loss carryforwards	$47,444,531	$58,065,822
State deferred	(3,443,314)	(4,206,505)
Accrued expenses	487,708	478,803
Warranty reserve	972,746	816,869
Deferred revenue	190,763	236,853
Allowance for inventory reserve	1,666,065	1,737,364
Stock based compensation	286,489	37,256
Fixed assets and intangibles	(8,005)	(11,996)
R&D capitalized costs	4,219,350	6,235,795
Right-of-use asset	(268,517)	(290,557)
Right-of-use lease liability	297,143	290,557
Total	51,844,959	63,390,261
Valuation allowance	(51,844,959)	(63,390,261)
Net deferred tax assets	$-	$-

As of December 31, 2023 and 2024, the Company had deferred tax assets of approximately $51.8 million and $63.4 million, respectively. Realization of the deferred tax assets is dependent upon future taxable income, if any, of which the amount and time are uncertain. Accordingly, the net deferred tax asset has been fully offset by a valuation allowance. The net valuation allowance increased by approximately $11.2 million and $11.5 million for the years ended December 31, 2023 and 2024, respectively.

As of December 31, 2023 and 2024, the Company had federal net operating loss carryforwards of approximately $152.7 million and $185.3 million, respectively, and California net operating carryforwards of approximately $173.3 million and $215.5 million, respectively. The federal and California net operating loss carryforwards will begin expiring in 2029 and 2030, respectively, if not utilized. Further, $165.4 million of the $185.3 million federal net operating loss carryforwards at December 31, 2024 is noted to be indefinite and shall not expire.

Utilization of the Company's net operating loss carryforwards may be subject to an annual limitation due to the ownership percentage change limitations provided by the Internal Revenue Code and similar state provisions. The annual limitation may result in the expiration of the net operating loss before utilization.

The Company's major tax jurisdictions are the United States and California. The Company is not under examination by the federal or state taxing authorities. The Company generally is no longer subject to tax examinations for years prior to 2022 for federal and 2021 for California purposes. However, if loss carryforwards of tax years prior to 2022 are utilized in the federal jurisdiction or prior to 2021 in California, these tax years may become subject to investigation by the tax authorities.

The Company has not identified any unrecognized tax benefits or uncertain tax positions. No liability on uncertain tax position is recorded on the financial statements as of December 31, 2024. The Company’s policy is to include interest and penalties related to unrecognized tax benefits within the provision for income taxes. Management has determined that no accrual for interest and penalties was required as of December 31, 2024. The Company does not expect that its assessment regarding unrecognized tax benefits and uncertain tax positions will materially change over the following 12 months.

NOTE 10 – COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases office and warehouse space under various non-cancellable operating lease agreements. Total rent expense for all operating leases in the statements of operations was $916,315 and $925,521 for the years ended December 31, 2023 and 2024, respectively.

Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term. Variable lease payments include certain non-lease components (such as parking, maintenance and other services provided by the lessor), and other charges included in the lease. Variable lease payments are excluded from future minimum lease payments and expensed as incurred.

In March 2016, the Company entered into a lease for office space for its corporate headquarters in Foster City, California, with the expiration date of April 2023. The Company amended the lease agreement on December 1, 2021 to extend the period to May 31, 2025. On November 20, 2024 Company amended the lease to extend the lease for an additional 8 months. This lease term shall commence June 1, 2025 and terminates on February 28, 2026.

In November 2014, the Company entered into a lease for office and warehouse space in Hayward, California. The term of the lease commenced in February 2015 and initially expired in January 2018 until subsequently extended until February 2023. On November 23, 2021 Company amended the lease to extend the lease term for an additional 24 months. This lease term shall commence March 1, 2023 and terminates on February 28, 2024. On February 07, 2024 Company amended the lease to extend the lease for an additional 24 months. This lease term shall commence March 1, 2024 and terminates on February 28, 2025. On December 09, 2024 Company amended the lease to extend the lease for an additional 12 months. This lease term shall commence March 1, 2025 and terminates on February 28, 2026.

In November 2019, the Company entered into a three-year, one-month operating lease for office and warehouse space, in Stockton, California, which will expire in November 2023. On July 18, 2023 Company amended the lease to extend the lease term. This lease term shall commence November 15, 2023 and terminates on December 13, 2025.

In September 2024, the Company entered into a one-year, three-month operating lease for an additional warehouse space, in Stockton, California, the lease terms shall commence October 2, 2024 and terminates on January 1, 2026.

In January 2023, the Company entered into a lease for office space for its operations in Novi, Michigan, with the expiration date of December, 31 2025.

In October 2023, the Company entered into a lease for warehouse space in Sturgis, Michigan. The term of the lease is the period of three (3) consecutive calendar months commencing on the Lease Commencement date and each anniversary date during the lease term(s).

As of December 31, 2024, the weighted average remaining lease term was 1.11 years. The weighted average incremental borrowing rate used in calculating operating lease liabilities as of December 31, 2024 was 12.5%.

As of December 31, 2024, the total future minimum payments required under these non-cancellable lease agreements are as follows:

Year ending December 31:

2025	949,482
2026	98,388
2027	-
2028	-
2029	-
Thereafter	-
Total minimum lease payments	1,047,870
Less: interest	(74,155)
Present value of lease obligations	973,715
Less: current portion	(888,171)
Noncurrent portion	$85,544

Legal Matters

In December 2019, the Company and the California Energy Commission (CEC) entered into a settlement agreement whereby the Company would pay CEC $2.1 million, payable in monthly installments of $57,409 over a 36-month period. The CEC agreed to defer monthly installments from May 2020 to November 2021 due to the toll of the pandemic on the Company’s operations. Further, the Company was required to complete the remaining work and perform data collection under two of the grants at its own expense and the Company will not be compensated for this work. In return, the Company will be allowed to utilize certain equipment purchased with CEC grants. As of December 31, 2022, the Company owed $461,272 under this settlement agreement, which is included in accrued liabilities and the balance was fully settled in 2023.

On May 8, 2023, the Company filed an administrative Trademark Trial and Appeal Board (TTAB) opposition to Motive Technologies, Inc.’s application(s) to use its “Motive” mark in association with various international classes of goods and services. An adverse decision in the matter would have no direct pecuniary cost to the Company, but could affect the Company’s ability to use its marks in the disputed classes of goods and services.

Aside from these matters, the Company is currently not involved with and does not know of any pending or threatened litigation against the Company.

NOTE 11 – NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders:

	Year Ended December 31,
	2023	2024
Numerator:
Net loss	$(46,840,694)	$(51,588,050)
Undeclared dividend on Series C-3, C-2, C-1, B, A-2, and A-1 preferred shares	(10,556,724)	-
Net loss used in the calculation of basic and diluted loss per share	$(57,397,418)	$(51,588,050)
Denominator:
Weighted average number of shares used to compute basic and diluted net loss per common stock	775,045	5,468,097
Net loss per share, basic and diluted	$(74.1)	$(9.4)

The following outstanding shares of potentially dilutive securities were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been antidilutive:

	As of December 31,
	2023	2024
Conversion of Series A preferred stock	-	44,866,071
Conversion of Series A-1 preferred stock	918,701	-
Conversion of Series A-2 preferred stock	3,748,204	-
Conversion of Series B preferred stock	1,300,000	-
Conversion of Series C-1 preferred stock	286,174	-
Conversion of Series C-2 preferred stock	477,116	-
Conversion of Series C-3 preferred stock	1,806,020	-
Series C-3 Warrants	334,516	334,516
Exercise of outstanding options	2,375,174	19,206,948
Total	11,245,905	64,407,535

The Company calculates basic and diluted net loss per share by dividing the net loss by the weighted-average number of common shares outstanding during the period. Diluted net loss per share is the same as basic net loss per share, since the effects of potentially dilutive securities (such as convertible preferred stock, convertible note payable, stock options and warrants) are antidilutive.

NOTE 12 – SEGMENT REPORTING:

ASC 280, “Segment Reporting” establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organization structure as well as information about services categories, business segments and major customers in financial statements. The Company has only one reportable segment, Motiv Product Segment, as all their research and development activities are related the development of the Motiv Product Segment. Since the Company operates in one operating segment, all required financial segment information can be found in the consolidated financial statements.

The Company adheres to the provisions of ASC 280, Segment Reporting, which establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in financial statements issued to shareholders. As the Company is currently involved in the development of one product, the Platform, the Company has determined that it operates in a single reportable segment. The Company’s Chief Operating Decision Maker (CODM), its Chief Executive Officer (CEO), reviews the consolidated results of operations when making decisions about allocating resources and assessing the performance of the Company as a whole and, hence, the Company has only one reportable segment. The Company’s assets are located in the United States of America.

NOTE 13 – SUBSEQUENT EVENTS

The Company has evaluated all events or transactions that occurred after December 31, 2024 up through August 29, 2025, which is the date that the financial statements were available to be issued.

Senior Secured Promissory Notes

On February 14, 2025, February 21, 2025 and April 23, 2025 the Company amended and restated the A&R Senior Note to provide for additional $5,000,000 loan advances. On June 23, 2025 and August 11, 2025, the “Company” further amended and restated the A&R Senior Note to provide for additional loan advances of $3,000,000 and $4,000,000 respectively, each with an interest rate of 20% per annum, compounded monthly. The A&R Senior Note matures on October 31, 2025 and is subject to acceleration and an additional 5% of interest if certain events of default occur.

Workhorse Group and Motiv Electric Trucks Merger Agreement

On August 15, 2025, the Company and Workhorse Group Inc. (Nasdaq: WKHS) (“Workhorse”) announced that they have entered into a definitive merger agreement. Under the terms of the merger agreement, following the completion of the all-stock transaction, pre-merger Motiv investors will initially own approximately 62.5% of the combined company and Workhorse shareholders will maintain a significant equity stake (approximately 26.5%). The transaction is expected to close in the fourth quarter of 2025, subject to Workhorse shareholder approval and other customary closing conditions. All of the proceeds from the merger with Workhorse are expected to be used to satisfy the outstanding principal and accrued interest on the “A&R notes” (~$101M at the date the merger agreement was signed). There is expected to be no distribution to the Company’s equity holders.